Exhibit 10.32

AMENDED and RESTATED

OPERATING AGREEMENT

of

BIOLOGISTEX CCM, LLC

Dated as of December 31, 2016

SCHEDULES

Schedule A	Members and Capital Contributions

Schedule B	List of the BioLife Copyrights

Schedule C	List of the Savsu Patents

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AMENDED and RESTATED OPERATING AGREEMENT

OF

BIOLOGISTEX CCM, LLC

This AMENDED and RESTATED OPERATING AGREEMENT (“Agreement”) of BIOLOGISTEX CCM, LLC (“Company”) dated as of December 31, 2016 (“Effective Date”) by and among the Company, BIOLIFE SOLUTIONS, INC., with a principal place of business at 3303 Monte Villa Parkway, Suite 310, Bothell, Washington 98021 (“BioLife”), SAVSU TECHNOLOGIES, LLC, with a principal place of business at 160 Sweet Hollow Road, Old Bethpage, New York 11804 (“Savsu”) and such other parties, if any, who have executed the signature page(s) hereto as members of the Company and whose names and addresses appear on Schedule A hereto (BioLife, Savsu and such other parties are each sometimes referred to herein as a “Member” and collectively, the “Members”).

WHEREAS, the Company was formed as a Delaware limited liability company upon the filing of a certificate of formation (the “Certificate of Formation”) on September 29, 2014 in the offices of the Secretary of State of Delaware;

WHEREAS, the Members entered into an undated Limited Liability Company Agreement of the Company (the “LLC Agreement”). This Agreement amends and restates the LLC Agreement in its entirety;

WHEREAS, in connection with the amendment and restatement of this Agreement, Savsu shall contribute certain machinery, equipment, inventory and IP to the Company, in the agreed-upon value set forth at Schedule A;

WHEREAS, Biolife held indebtedness of the Company, which indebtedness has been contributed by Biolife to the capital of the Company during 2016 in exchange for additional equity in the Company;

WHEREAS, the parties hereto have agreed to enter into this Agreement to provide for their rights, obligations and responsibilities as holders of Membership Interests.

NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as of the Effective Date as follows:

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ARTICLE I
DEFINITIONS

1.1         Definitions. As used in this Agreement and the Exhibits, Schedules and Annexes hereto, the following terms shall have the meanings set forth below:

“Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. § 18101 et seq., and any successor statute thereto, as amended from time to time.

“Adjusted Capital Account” means, with respect to any Member, at any time, the Member’s Capital Account at such time (a) increased by the sum of (i) the amount of such Member’s share of “partnership minimum gain” (as defined in Treas. Reg. § 1.704-2(g)(1) and (3)), (ii) the amount of such Member’s share of “partner nonrecourse debt minimum gain” (as defined in Treas. Reg. § 1.704-2(i)(5)), and (iii) any amount of the deficit balance in such Member’s Capital Account that the Member is obligated to restore on liquidation of the Company and (b) decreased by reasonably expected adjustments, allocations, and distributions described in Treas. Reg. §§ 1.704-1(b)(2)(ii)(d)(4), (5), or (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treas. Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and shall be interpreted consistently therewith.

“Affiliate” shall mean with respect to any Person (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person, (ii) any other Person owning or controlling 10% or more of the outstanding voting securities of, or other ownership interests in, such Person, (iii) any officer, director or member of such Person, (iv) if such Person is an officer, director or member of the company for which such Person acts in any such capacity and (v) in the case of an individual, any Relative of such individual. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall mean this Amended and Restated Operating Agreement, as it may hereafter be amended or modified from time to time.

“Annual Financial Statements” shall have the meaning set forth in Section 4.5(c).

“Assignee” shall mean the transferee pursuant to this Agreement of a Member’s Membership Interest, who or which has not been admitted as a Substituted Member.

“Available Cash” shall mean the cash reserves of the Company in excess of that required to satisfy existing liabilities and to provide for future contingencies or future needs of the business of the Company, as determined from time to time by the Management Committee.

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“Bankruptcy Event” shall mean, with respect to any Person:

(i)          the adjudication that such Person is bankrupt or insolvent, or the entry of a final and non-appealable order for relief under Title 11 of the United States Code or any other applicable federal or state bankruptcy or insolvency law;

(ii)         the admission by such Person of its inability to pay its debts as they mature;

(iii)        the making by such Person of an assignment for the benefit of creditors;

(iv)        the filing by such party of a petition in bankruptcy or a petition for relief under Title 11 of the United States Code or any other applicable federal or state bankruptcy or insolvency law;

(v)         the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law; provided, that the same shall not have been vacated, set aside or stayed within such sixty (60) day period;

(vi)        the imposition of a judicial or statutory lien on all or a substantial part of such Person’s assets unless such lien is discharged or vacated or the enforcement thereof stayed within sixty (60) days after its effective date; and

(vii)       the filing by such Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in clause (v) above, and

(viii)      the expiration of sixty (60) days after the commencement of any stay referred to in clause (v) or (vi) above; provided, that the subject of such stay shall not have been vacated or set aside within such sixty (60) day period.

“BioLife Copyrights” shall mean the copyrights and copyright registrations as set forth on Schedule B hereto.

“Book Value” with respect to any assets of the Company shall mean its adjusted basis for federal income tax purposes, except that (i) the initial Book Value of any asset contributed by a Member to the Company shall be an amount equal to the fair market value of such asset, as determined by the Management Committee, (ii) the Book Value of any Company asset distributed to any Member shall be the fair market value of such asset on the date of distribution as determined by the Management Committee, and (iii) such Book Value shall thereafter be adjusted in a manner consistent with Treasury Regulations Section 1.704-l(b)(2)(iv)(g) and for the Depreciation taken into account with respect to such asset.

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“Business” shall mean the business of transporting and storing temperature sensitive vaccines and new “live cell” medical treatments.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banks in New York are required or permitted to be closed.

“Capital Account” shall mean the capital account established and maintained on the books of the Company for each Member in accordance with the provisions of Treasury Regulation Section l.704-1(b)(2)(iv) as shall be adjusted upon the occurrence of certain events as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(f). Such Capital Account balance shall be (i) reduced from time to time by (A) the amount of money or agreed net fair market value of any property distributions from the Company to such Member pursuant to this Agreement (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code) and (B) the amount of any Losses allocated to such Member under Section 8.3 and (C) any and all indebtedness of the Company to the Member to the extent they are repaid, (ii) increased from time to time by (A) the amount of any Profits allocable to such Member under Section 8.3 and (B) the amount of money or agreed net fair market value of any property contributed by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (C) any and all indebtedness of the Company to the Member to the extent they are incurred, and (iii) otherwise adjusted as required under Section 1.704-1(b)(2)(iv) of the Treasury Regulations. In the event of a Transfer of some or all of a Membership Interest, the Capital Account of the assignor shall become the Capital Account of the Assignee or the Substituted Member, as the case may be, to the extent it relates to the portion of the Membership Interest Transferred. In connection with the contribution by Savsu, the Company shall revalue the assets of the Company and shall allocate unrealized Profits or Losses in a manner consistent with Sections 8.3(c) and (d) as if there were a Liquidity Event.

“Capital Contribution” shall mean any cash, property, services rendered, or a promissory note or other binding obligation to contribute cash or property or to render services that a Member contributes to the Company in the capacity of a Member.

“Capital Percentage(s)” shall mean a Member’s share of the Company’s Profits from such Liquidity Event as set forth below:

(a)          For a Liquidity Event that is consummated prior to the first (1st) anniversary of the Effective Date, the Capital Percentages of the Members shall be forty-five (45%) percent to BioLife and fifty-five (55%) percent to Savsu;

(b)          For a Liquidity Event that is consummated on or after the first (1st) anniversary of the Effective Date and prior to the second (2nd) anniversary of the Effective Date, the Capital Percentages of the Members shall be forty (40%) percent to BioLife and sixty (60%) percent to Savsu;

(c)          For a Liquidity Event that is consummated on or after the second (2nd) anniversary of the Effective Date and prior to the third (3rd) anniversary of the Effective Date, the Capital Percentages of the Members shall be thirty-five (35%) percent to BioLife and sixty-five (65%) percent to Savsu; and

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(d)          For a Liquidity Event that is consummated on or after the third (3rd) anniversary of the Effective Date, the Capital Percentages of the Members shall be twenty-five (25%) percent to BioLife and seventy-five (75%) percent to Savsu.

“Certificate of Formation” shall have the meaning set forth in the Recitals.

“Change in Control” means any sale, transfer or issuance or series of sales, transfers and/or issuances of Membership Interests which results in a majority of the Membership Interests of the Company no longer being owned by the Members owning such Membership Interests immediately prior to the transaction in question.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, or any corresponding provision(s) of succeeding law.

“Confidential Information” has the meaning set forth in Section 4.10.

“Deemed Sale” shall have the meaning set forth in Section 7.2.

“Depreciation” shall mean, with respect to any Fiscal Year, all deductions attributable to depreciation or cost recovery with respect to assets of the Company, including any improvements made thereto and any tangible personal property located therein, or amortization of the cost of any intangible property or other assets acquired by the Company, which have a useful life exceeding one year, provided, however, that with respect to any asset of the Company whose tax basis differs from its Book Value at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the depreciation, amortization or other cost recovery deduction for such period with respect to such asset for federal income tax purposes bears to its adjusted tax basis as of the beginning of such Fiscal Year; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined using any reasonable method selected by the Management Committee.

“Distributed Royalties” shall mean the aggregate amount of Distributions of Royalties by the Company to Biolife pursuant to Section 8.1(a).

“Distribution” shall mean the transfer of property by the Company to one or more of its Members in the capacity of a Member.

“Drag-Along Option” shall have the meaning set forth in Section 7.3.

“Exculpated Parties” shall have the meaning set forth in Section 4.4(b).

“Fiscal Year” shall mean the fiscal year of the Company, which shall be the calendar year; but upon termination of the Company, “Fiscal Year” shall mean the period from the end of the last preceding Fiscal Year to the date of such termination.

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“FMV” shall mean fair market value as determined by the Management Committee in its sole discretion or, if such Management Committee cannot agree, by an independent appraiser selected by the Management Committee.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time, using the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements.

“Governmental Authority” shall mean any governmental, administrative or regulatory agency, bureau, department or other body, whether federal, state, local or foreign.

“Indemnified Parties” shall have the meaning set forth in Section 4.4(a).

“Initial Managers” shall mean Michael Rice, Dana Barnard and Bruce McCormick.

“Inventions” shall mean all original works of authorship, software applications, computer code, inventions, ideas, discoveries, improvements, modifications, writings, artistic or creative material, and other intellectual property in any form whatsoever (whether or not patented and/or copyrighted).

“Liquidity Event” shall mean the consummation of a transaction or series of related transactions pursuant to which the Company shall sell its business or substantially all of its assets or Membership Interests, borrow money or enter into a financing transaction in which the assets of the Company are mortgaged or pledged (excluding customary liabilities in the Company’s ordinary course of business), or merge or consolidate with another Person, or recapitalize, split up and/or combine the existing Membership Interests of the Company other than in connection with the consummation of a New Investment Round, or consummate an initial public offering of the Company’s securities, or any other transaction that results in a Change in Control.

“Majority Purchaser” shall have the meaning set forth in Section 7.3.

“Management Committee” shall have the meaning set forth in Section 4.1.

“Managers” shall mean the Initial Managers and such other Persons as may be appointed as Managers in accordance with Section 4.2.

“Member” shall mean each of those persons listed on Schedule A hereto (as such Schedule A may be amended from time to time), their successors and permitted assigns and any other members admitted to the Company in accordance with this Agreement.

“Membership Interest(s)” shall mean a Member’s aggregate rights in the Company, including but not limited to such Member’s right to the share of the Profits and Losses of the Company, the right to receive Distributions from the Company, and the right to vote its Membership Interests to the extent provided herein.

“Negative Capital Account” shall have the meaning set forth in Section 3.9.

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“Net Profits” and “Net Losses” shall mean the sum of the Profits and Losses, defined below, for each taxable year of the Company.

“New Investment Round” shall mean one or more capital investment(s) in the Company subsequent to the Effective Date by a Person that may include Savsu but is otherwise not a Member of the Company as of the date of such investment, in an aggregate sum of approximately $5,000,000-$7,000,000, on terms and conditions acceptable to the Management Committee in its sole discretion.

“New Investor” shall mean a Person who purchases Membership Interests from the Company in a New Investment Round.

“Non-Selling Member(s)” shall have the meaning set forth in Section 7.3.

“Offer” shall have the meaning set forth in Section 7.4.

“Officer” shall have the meaning set forth in Section 5.1.

“Operations” means any and all transactions of the Company, excluding Liquidity Events.

“Person” shall mean any individual, partnership, corporation, limited liability company, trust or other legal entity.

“Preferred Basis” the sum of the formula: (i) Preferred Capital minus (ii) aggregate Distributions pursuant to Sections 8.1(b) and 8.2(b) plus aggregate Losses allocated pursuant to Section 8.3(b)(i).

“Preferred Capital” the amount of the preferred capital contributed to the Company and so designated, as further set forth in Section 3.2.

“Preferred Member” the Member or Members who or which hold Preferred Membership Interests.

“Preferred Membership Interest” the preferred membership interest attributable to the contribution of preferred capital.

“Profits” and “Losses” mean for each taxable year of the Company, the amount of the Company’s income and gain or the Company’s losses and deductions, respectively, determined for federal income tax purposes, in accordance with Section 703(a) of the Code (including, without limitation, all items of income, gain, loss, or deduction required to be separately stated pursuant to Section 703(a)(1) of the Code), with the following modifications:

(a)	The amount determined above shall be increased by income exempt from federal income tax;

(b)	The amount determined above shall be reduced by any expenditures described in Section 705(a)(2)(B) of the Code or expenditures treated as such pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i);

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(c)	Depreciation, amortization and other cost recovery deductions shall be computed based on their respective book values in accordance with the provisions of Treas. Reg. §§ 1.704-1(b)(2)(iv)(g)(3) and 1.704-3(d)(2), as applicable;

(d)	Gain or loss resulting from a disposition of property to which the principles of Section 704(c) of the Code apply shall be computed by reference to the book value of such property, notwithstanding that the adjusted tax basis of such property differs from its book value;

(e)	Any book gain or book loss resulting from a revaluation of property attributable to unrealized gain or loss in such property shall be taken into account for purposes of computing Profits or Losses;

(f)	Any items which are regulatory or special allocations under Section 8.7 shall not be taken into account in computing Profits or Losses.

“Profits Percentage(s)” shall mean a Member’s share of the Company’s Profits and Losses as set forth below:

(a)	During the period commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date, the Profits Percentages of the Members shall be forty-five (45%) percent to BioLife and fifty-five (55%) percent to Savsu;

(b)	During the period subsequent to the first (1st) anniversary of the Effective Date and ending on the second (2nd) anniversary of the Effective Date, the Profits Percentages of the Members shall be forty (40%) percent to BioLife and sixty (60%) percent to Savsu; and

(c)	Subsequent to the third (3rd) anniversary of the Effective Date, the Profits Percentages of the Members shall be twenty-five (25%) percent to BioLife and seventy-five (75%) percent to Savsu.

“Royalty” shall mean the payments due to BioLife pursuant to the Services Agreement.

“Savsu Patents” shall mean the patents and patent registrations set forth on Schedule C hereto.

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“Services Agreement” shall mean that certain Services Agreement between BioLife and the Company, dated the date hereof, as same may be amended from time to time.

“Substituted Member” shall mean an Assignee admitted as a Member of the Company in accordance with this Agreement.

“Supermajority” means the Member(s) (which must include Savsu and BioLife) whose aggregate Membership Interest constitutes not less than sixty (60%) percent of the aggregate outstanding Membership Interests of the Company.

“Supermajority Interests” shall have the meaning set forth in Section 7.3.

“Tag-Along Option” shall have the meaning set forth in Section 7.4.

“Transfer” shall mean any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

“Treasury Regulation(s)” and “Treas. Reg.” shall mean the regulation or regulations promulgated by the United States Department of Treasury under the Code, as such regulation or regulations are in effect on the date hereof and from time to time.

“Undistributed Preferred Capital” the amount of a Preferred Member’s initial Preferred Capital reduced by aggregate amount of Distributions pursuant to Sections 8.1(b) and 8.2(c).

1.2         Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)          the terms defined in this Article have the meanings assigned to them in this Article and include both the plural and the singular;

(b)          the words “hereto”, “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

(c)          the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation.”

ARTICLE II
THE COMPANY AND ITS BUSINESS

2.1         Formation. The Company has been formed as a limited liability company under the Act. The parties hereto desire to set forth the duties and obligations of the Members and the Management Committee of the Company in accordance with the terms and conditions set forth herein.

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2.2           Place of Business. The principal office of the Company shall be located at 160 Sweet Hollow Road, Old Bethpage, New York 11804, or at such other place as the Management Committee may designate from time to time.

2.3           Term. The term of the Company shall be effective on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware, and shall continue to exist until it is dissolved or terminated under the terms of this Agreement or as provided by law. The Company shall forthwith be terminated and dissolved and its business and affairs liquidated only upon the unanimous vote of the Management Committee and each Member hereby waives its/his/her right to seek a court decree of dissolution or to seek the appointment by a court of a liquidator for the Company.

2.4           Purpose; Authority and Powers. The Company is formed to conduct and operate the Business and for any other lawful business purpose or purposes, and, subject to the provisions of this Agreement, may exercise all of the powers provided in Section 18-106 of the Act. Notwithstanding the foregoing, any change in the nature of the Business shall be subject to the provisions of Section 4.3.

ARTICLE III
MEMBERS

3.1           Capital of the Company. The capital of the Company shall be the sum of the Members’ Capital Contributions. As of the Effective Date, each Member’s Capital Account shall be as set forth opposite such Member’s name on Schedule A hereto and shall be subject to subsequent adjustment as provided in this Agreement.

3.2           Additional Capital Contributions. No Member shall be obligated to contribute any additional capital to the Company. In connection with this amended and restated Agreement, Savsu has made certain additional capital contributions the value of which is stipulated and agreed to as $__________ (“Preferred Capital”).

3.3           Withdrawal. No Member shall have the right to withdraw from the Company except as expressly permitted by the terms of this Agreement. Any attempt by a Member to withdraw from the Company in violation of this Agreement shall be ineffective. The Company shall have no obligation to pay to any Member withdrawing from the Company in violation of this Section 3.3 the FMV for such Member’s Membership Interest as of the date of withdrawal.

3.4           No Interest. Members shall not be entitled to receive any interest on their Capital Contributions to the Company.

3.5           No Return of Capital. Except as otherwise specifically provided in this Agreement, no Member shall be entitled to demand or receive the return of its Capital Contributions.

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3.6         Admission of Additional Members. The Management Committee is authorized to admit one or more additional Members for such Capital Contributions and upon such terms and conditions as they shall deem to be in the best interest of the Company. In the event any additional Members are admitted to the Company pursuant to this Section 3.6, the Membership Interest in the Company of the then existing Members (as shown on Schedule A) shall be reduced pro rata in an aggregate amount equal to the aggregate Membership Interest in the Company acquired by the new Member(s). In connection with any such admission, the Management Committee may elect to adjust the Capital Accounts of the Members to reflect the then current FMV of the assets of the Company pursuant to and in accordance with Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations. To accomplish the purposes of this Section, the Management Committee are authorized to do all things necessary to effectuate the admission of such additional Members (including the recomputation and revision of Schedule A), each of whom shall become a signatory hereto upon executing a signature page, whereby each such additional Member shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement. The original copy of this Agreement, and any duly executed signature pages, taken together, shall constitute a single instrument.

3.7         New Investment Round.

(a)          New Investor. The Management Committee is expressly authorized to offer, sell and issue Membership Interests to one or more New Investors in a New Investment Round on such terms and conditions and in such amounts as the Management Committee in its sole discretion deems fair and reasonable to the Company. In accordance with Section 4.1(f)(xvii), the Company has reserved Membership Interests for issuance to New Investors in connection with their purchase of Membership Interests in a New Investment Round in an amount that, when aggregated with all other Membership Interests outstanding, would entitle such New Investors to own not more than one-third (1/3) of the total amount of Membership Interests outstanding immediately subsequent to such issuance. Such issuance shall dilute the Membership Interests of the existing Members, immediately prior to the consummation of the New Investment Round, in proportion to their respective Membership Interests.

(b)          Anti-dilution of BioLife. Upon the consummation of a New Investor Round, BioLife shall have the right, but not the obligation, to make additional Capital Contributions, or to undertake in writing to the Company to make such additional Capital Contributions thereafter and to acquire Membership Interests in accordance with any such additional Capital Contribution, in an amount (computed at the same price per Membership Interests at which the New Investor purchases its Membership Interests) that, when aggregated with all other Membership Interests owned by BioLife, shall entitle BioLife to own not more than fifteen (15%) percent of the total amount of Membership Interests outstanding immediately subsequent to such consummation. The Management Committee is expressly authorized to issue any such Membership Interests to BioLife in accordance with Section 4.1(f)(xvii). In the event BioLife gives a written undertaking as set forth above, such undertaking shall be acceptable in form and substance to the Management Committee in its sole discretion.

3.8         Members’ Limited Liability. The liability of each Member, as such, shall be limited to the amount of such Member’s Capital Contributions in accordance with the provisions hereof. None of the Members shall have any further personal liability to contribute money to or in respect of the liabilities or the obligations of the Company, nor shall any Member be personally liable for any other obligations of the Company solely by reason of being a member of the Company. Each Member understands, however, that, to the extent required by Section 18-607 of the Act, if such Member knowingly receives a Distribution from the Company in violation of subdivision (a) of Section 18-607 of the Act, such Member may be liable to the Company for the amount of such Distribution; but nothing herein is intended to or shall expand the rights, if any, that a creditor may have under law apart from this Agreement.

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3.9         Negative Capital Account. A “Negative Capital Account” resulting from any Distribution in accordance with the provisions of this Agreement, or from losses, is hereby recognized as a possibility under this Agreement, and such Negative Capital Account shall not affect a Member’s participation in the Profits and Losses of the Company. In no event shall a Member be required at any time to restore a Negative Capital Account or shall such Negative Capital Account be in any way considered a liability of such Member or an asset of the Company.

3.10       No Fiduciary Relationship Among Members and Management Committee. Except as otherwise expressly and specifically provided in this Agreement or as required under the Act:

(a)          the Members and Managers shall have no fiduciary relationship to the other Members and Managers solely by reason of their status as Members and Managers (as the case may be);

(b)          no Member or Manager shall have any authority to bind or act for, or assume any obligations or responsibility on behalf of, any other Member or Manager (as the case may be);

(c)          neither the Company nor any Member nor any Manager shall, by virtue of executing this Agreement, be responsible or liable for any indebtedness or obligation of the other Members or Managers (as the case may be); and

(d)          the rights of each of the Members and Managers and the Company to sue for matters and claims arising out of or pertaining to this Agreement shall not be dependent upon the dissolution, winding up or termination of the Company.

3.11       Outside Interests. A Member or an Affiliate of a Member may, directly or indirectly, own, manage, operate, control, be employed by, participate in, be financially interested in or represent, or render any advice or services to any other business, independently or with others. Neither the Company nor the other Members shall have, nor have the right to acquire, any right, by virtue of this Agreement, in and to any such permitted venture or to the income or profits derived therefrom.

ARTICLE IV
RIGHTS, DUTIES AND POWERS OF
MANAGEMENT COMMITTEE AND MEMBERS

4.1         Rights, Powers and Duties of Management Committee.

(a)          The business and affairs of the Company shall be managed exclusively by or under the direction of a Management Committee consisting of three (3) Managers who initially shall be the Initial Managers. It is acknowledged that Dana Barnard and Bruce McCormick have been designed as Managers by Savsu and Michael Rice has been designated as a Manager by BioLife. Upon the consummation of a New Investment Round, the composition of the Management Committee shall be increased to four (4) Managers and such additional Manager shall be designated by the New Investor. The Management Committee shall possess and enjoy all of the management rights and powers provided in the Act and shall conduct and manage the business of the Company in accordance with the provisions of the Act and the terms of this Agreement. Except as otherwise provided herein, the Managers shall devote such time and attention to the management of the Company as they deem necessary, but shall not be required to devote any specified amount of time or attention to the affairs of the Company. Except as otherwise provided in this Agreement, no Manager shall receive any compensation for any management services provided by him or her, but shall be reimbursed for reasonable out of pocket expenses incurred on behalf of the Company.

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(b)          No Member, solely by reason of being a Member, shall be an authorized agent of the Company.

(c)          Each Manager shall have one vote. Except as expressly stated otherwise herein, all actions by the Management Committee will require the approval of at least a majority of the Managers (by number).

(d)          Following a valid vote taken by the Management Committee in respect of any action on behalf of the Company, the President shall be the agent of the Company for the purpose of effecting such action, and the act of the President, if any, or any other individual authorized by the Management Committee, including the execution in the name of the Company of any agreement, document or instrument, for apparently carrying on such action in the usual way of the business of the Company, shall bind the Company.

(e)          Each Manager shall have the right to authorize, by written notice to the other Managers, his or her Representative as his or her delegate to attend meetings of the Management Committee on his or her behalf and exercise all of such Manager’s authority for all purposes until the appointment is revoked.

(f)          Without limiting the forgoing general powers set forth in this Section 4.1, the Management Committee is hereby authorized and empowered on behalf and in the name of the Company to do any and all of the following, subject to the provisions of Section 4.3:

(i)          appoint, delegate authority to, remove and terminate such employees, officers, agents and consultants, including without limitation, attorneys, accountants and other professional advisors, as the Management Committee considers appropriate;

(ii)         sell, exchange, lease, mortgage, pledge, or otherwise transfer all or any portion of the assets of the Company;

(iii)        make any loan by the Company to, or guarantee the indebtedness of, any other Person;

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(iv)        create any new class of Membership Interests not initially named or specified herein;

(v)         borrow money on behalf of the Company on such terms and conditions as the Management Committee shall determine;

(vi)        make all tax elections on behalf of the Company;

(vii)       invest the assets of the Company in interests in any issuer, wherever such issuer may be located, organized or operated, whether within or without the United States of America, without limitation as to marketability of the securities or other interests reflecting such investments;

(viii)      employ one or more custodians of the assets of the Company;

(ix)         vote, give assent and otherwise exercise all rights, powers, privileges and other incidents of ownership or possession with respect to assets of the Company; and execute and deliver proxies or powers of attorney to such person or persons as the Management Committee shall deem proper, granting to such person or persons such power and discretion with relation to the Company’s assets as the Management Committee shall deem proper;

(x)          institute, prosecute, defend, settle, compromise or otherwise adjust all claims, including but not limited to claims for taxes, and litigation arising out of the conduct or the affairs of the Company or in the enforcement of obligations due it, including all rights of appeal;

(xi)         employ or consult with such agents or independent contractors as the Management Committee may deem necessary or advisable, including without limitation, brokers, auditors, counsel, investment advisers, managers or specialists in any field or endeavor whatsoever, including such persons or companies as may be Members or Affiliates of any Members;

(xii)        pay or cause to be paid all expenses, fees, charges, taxes and liabilities incurred or arising in connection with the conduct of the affairs of the Company;

(xiii)       enter into joint ventures, general or limited partnerships and any other combinations or associations, or enter into any transaction resulting in or constituting a Change in Control of the Company;

(xiv)      purchase and pay for such insurance as the Management Committee shall deem necessary, desirable or appropriate for the conduct of the Business;

(xv)       make, issue, accept, endorse and execute promissory notes, drafts, bills of exchange and other instruments and evidences of indebtedness, and secure the payment thereof by mortgage, pledge, or assignment of or security interest in all or any part of the assets then owned or thereafter acquired by the Company;

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(xvi)      enter, make and perform such other contracts, agreements and other undertakings as may be necessary, desirable or advisable or incidental to the carrying out of any of the foregoing powers, objects or purposes, including contracts, agreements and undertakings with Affiliates of the Members;

(xvii)     Issue Membership Interests to New Investors and BioLife in accordance with Section 3.7(a) and Section 3.7(b); and

(xviii)    execute all other instruments of any kind or character and take all action of any kind or character which the Management Committee may in its sole discretion determine to be necessary or appropriate in connection with the Business.

4.2         Appointment and Removal of Managers. So long as a Manager is willing and able to serve in such capacity, he or she may be removed as a Manager only by the vote of the Member who originally designated that Manger (the “Designating Member”). If, at any time, a Manager is unwilling or unable to serve as a Manager or upon the death or incapacity of a Manager, the resulting vacancy on the Management Committee shall be filled by the vote of the Designating Member. Such replacement Manager shall be subject to the provisions of this Agreement as if he or she had been appointed upon its execution.

4.3         Limitation of Powers. The Management Committee may not, without the approval of Members holding a Supermajority of the Membership Interests, take any of the following actions:

(a)          Sell, exchange, or otherwise dispose of or agree to sell or exchange or otherwise dispose of all or substantially all of the property or assets of the Company and/or the Membership Interests of the Company for property, cash, or on terms (or any combination thereof), except in a liquidating sale upon dissolution of the Company;

(b)          Except to the extent specifically provided in Section 3.7(a) and Section 3.7(b), issue additional Membership Interests to any Person, or grant options pursuant to a plan or otherwise to employees of the Company to purchase existing Membership Interests or other newly-created classes of Membership Interests;

(c)          Acquire any business or Person for an aggregate purchase price of more than $1,000,000;

(d)          Merge or consolidate with any other Person, if the Company is not the surviving entity;

(e)          Recapitalize, split up and/or combine the existing Membership Interests of the Company (other than in connection with the consummation of a New Investment Round;

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(f)          Enter into any transaction, the effect of which would be to cause a Change in Control of the Company;

(g)         Cause the Company to issue securities in an initial public offering thereof;

(h)         Make a material change in the nature of the Business of the Company;

(i)          Repay any indebtedness owed by the Company in excess of $1,000,000 prior to the maturity thereof;

(j)          Take any voluntary action which constitutes a Bankruptcy Event;

(k)         Dissolve the Company in accordance with Article IX;

(l)          Enter into any transaction with any Affiliate of a Manager other than in accordance with Section 4.11;

(m)        Do any act in contravention of this Agreement or the Certificate;

(n)         Do any act that would make it impossible to carry on the business of the Company, except in a liquidating sale upon dissolution of the Company; or

(o)          Knowingly take any action that would subject any Member to personal liability in any jurisdiction.

4.4         Indemnification and Exculpation of Members and Managers.

(a)          Each Member and each Manager (including any testator or intestate of any such Member or Manager) and, to the extent any such Member or Manager is not a natural person, each Member’s or Manager’ members, Managers, directors, officers, employees or agents acting on its behalf (and the Affiliates of each of them) (“Indemnified Parties”) shall be held harmless and indemnified by the Company from any liability, loss, cost or expense (including, without limitation, judgment, fines, amounts paid in settlement, attorneys’ fees and expenses actually and necessarily incurred) arising out of any action or proceeding arising out of any act taken in the capacity of a Member or Manager (or a member, manager, director, officer, employee or agent thereof) or any failure to take action in such capacity in connection with activities of the Company; provided, however, that no indemnification may be made to or on behalf of any Indemnified Party if a judgment or other final adjudication adverse to the Indemnified Party establishes (i) that the acts in question were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) that the Indemnified Party or a principal of the Indemnified Party personally gained in fact a financial profit or other advantage to which the Indemnified Party or any such principal was not legally entitled. The Company shall advance to each Indemnified Party any expenses incurred by the Indemnified Party in the defense of any action or proceeding arising out of any act taken in the capacity of a Member or Manager (or a member, manager, director, officer, employee or agent thereof) or any failure to take action in such capacity in connection with activities of the Company upon the written undertaking of the Indemnified Party to reimburse the Company therefor in the event that such Indemnified Party is ultimately found not to be entitled to indemnification as a result of the proviso set forth above.

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(b)          A Manager (including any testator or intestate of such Manager) and, to the extent a Manager is not a natural person, each of such Manager’s, members, Managers, directors, officers, agents or employees acting on its behalf (“Exculpated Parties”) shall not be liable to the Company or any Member for any damages suffered by the Company or any Member as a result of any breach of duty by any Exculpated Party in the capacity of a Manager, except to the extent that a judgment or other final adjudication adverse to the Exculpated Party, or a principal of such Exculpated Party, establishes that the acts or omissions of the Exculpated Party, or a principal of such Exculpated Party, were in bad faith or involved intentional misconduct or a knowing violation of law or that the Exculpated Party, or a principal of such Exculpated Party, personally gained in fact a financial profit or other advantage to which the Exculpated Party, or a principal of such Exculpated Party, was not legally entitled or that with respect to a Distribution the subject of subsection (a) of Section18-607 of the Act, the acts of the Exculpated Party, or a principal of such Exculpated Party, were not performed in accordance with Section 18-607 of the Act.

4.5         Books, Records and Reports.

(a)          At all times during the continuance of the Company, the Management Committee shall keep or cause to be kept full and true books of account in accordance with Section 11.1. All of the books of account, together with (i) a current list of the full name set forth in alphabetical order and last known mailing address of each Member, together with the Capital Contribution and the share in Profits and Losses of each Member or information from which such share can be readily derived; (ii) a copy of the Certificate of Formation and all amendments thereto, or restatement thereof, together with executed copies of any powers of attorney pursuant to which any certificate of amendment has been executed; (iii) a copy of this Agreement, any amendments thereto; and (iv) a copy of the Company’s Federal, state and local income tax or information returns and reports, if any, for the three most recent fiscal years, shall at all times be maintained at the principal office of the Company, or at such other office (in the State of New York) as the Management Committee may designate by written notice to all Members. Any Member or its, his or her duly authorized representative may inspect and copy at its, his or her own expense for any purpose related to the Member’s Membership Interest the records referred to in this Section 4.5, at any time during regular business hours upon reasonable prior notice to the Company.

(b)          The Management Committee shall cause to be prepared all federal, state and local tax returns required to be filed. Each Member shall notify the other Members upon receipt of any notice of tax examination of the Company by federal, state or local authorities. Notwithstanding anything herein to the contrary, Savsu shall have the right to review and comment on all federal, state and local tax returns and filings, and all schedules and forms, of the Company, before they are filed with federal, state or local taxing authorities.

(c)          The Company shall have prepared annual reviewed financial statements prepared in accordance with GAAP by an outside certified public accountant as may be engaged by the Management Committee (each, an “Annual Financial Statement”).

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(d)          The Company shall deliver to each Member the following:

(i)          At the earliest practicable date following the end of each quarter of the Company’s Fiscal Year, as determined by the Management Committee, a balance sheet, income statement and statement of cash flows of the Company and a statement of each Member’s Capital Account (all of which may be unaudited) as of the end of such fiscal quarter;

(ii)         At the earliest practicable date following the end of each Fiscal Year, as determined by the Management Committee, a balance sheet, income statement and statement of cash flows of the Company and a statement of each Member’s Capital Account (all of which shall be audited by an independent certified public accountant engaged by the Company) as of the end of such Fiscal Year;

(iii)        At the earliest practicable date following the end of each Fiscal Year, information necessary for the preparation by each Member of its, his or her Federal Income Tax Return as to the Company’s income, gain, and loss or deductions, if any, including a copy of the Federal Partnership Return to be filed by the Company with the Internal Revenue Service, showing the income, gain, credit and loss and deductions, if any, of the Company and the allocations thereof to each Member for said Fiscal Year; and

(iv)        At the earliest practicable date following the end of each Fiscal Year, as determined by the Management Committee, a copy of the Company’s annual capital and operating budgets.

4.6         Tax Matters.

(a)          The Management Committee shall designate a tax matters partner for purposes of Federal and state income tax matters. The tax matters partner shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.

(b)          The expenses of professional representation during any tax audit controversy or dispute involving the Company shall be a Company expense payable out of Company funds.

(c)          The tax matter partner may, in its, his or her sole discretion, settle or dispose of any tax controversy or dispute affecting the Company or any of the tax positions taken by the Company.

4.7         Status of Members.

(a)          No Member shall be subject to calls or assessments for Capital Contributions in excess of such Member’s Capital Contributions as of the Effective Date.

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(b)          No Member shall have contractual appraisal rights with respect to such Member’s Membership Interest in the Company in connection with any amendment of this Agreement, any merger or consolidation in which the Company is a constituent party to such merger or consolidation, any conversion of the Company to another business form, any transfer to or domestication or continuance in any jurisdiction by the Company, or the sale of all or substantially all of the Company’s assets (each of which actions shall require the unanimous vote of the Management Committee).

4.8         Meetings of Members and the Management Committee. Meetings of Members and/or the Management Committee shall be called by any Manager, in his/her discretion or in the case of a meeting of the Members upon the request of Members holding [fifteen (15%)] percent or more of the Membership Interests, at the office of the Company or such other place within the State of New York as the Management Committee shall determine. Each Member and Manager shall receive notice of such meeting from the Management Committee or Members, as the case may be, shall have the right to attend each Meeting of the Company for the transaction of business of the Company. Notice stating the time and place of the Meeting and describing the matters to be discussed at the Meeting shall be provided to each Member and Manager, as the case may be, not less than ten (10) days and not more than ninety (90) days prior to the Meeting. Whether or not a quorum is present, a meeting of Members may be adjourned by a vote of at least a majority of the Membership Interests that are present at the meeting (in person or by proxy). No notice need be given of an adjourned meeting, provided that the date, time and place to which a meeting is adjourned are announced at the meeting at which the adjournment is taken. At any meeting or adjourned meeting of the Members or Management Committee, as the case may be, the only business that may be transacted is limited to the matters specified in the notice of meeting. Each meeting shall be conducted by the Management Committee. A valid vote for the taking of an action on behalf of the Company by the Members shall mean the affirmative vote of Members who are holders of at least a majority of the Membership Interests who are present in person or by proxy at a duly called meeting at which a quorum is present unless otherwise stated in this Agreement. A quorum for a meeting of Members shall consist of the Members (as of the date of the meeting, or, if a record date has been specified for the meeting, as of the record date) are holders of at least a majority of the Membership Interests.

4.9         Action by Members or Management Committee Without a Meeting.

(a)          Whenever the Members or Management Committee are required or permitted to take any action by vote, or any consent of the Members or Management Committee is required hereunder, such action may be taken, or such consent given, without a meeting and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by: (i) for Members, the Members who hold Membership Interest representing not less than the minimum number of Membership Interests, or (ii) for the Management Committee, by affirmative vote of a majority of the Managers, by number, in each case, that would be necessary to authorize or take such action at a meeting at which all of the Members or Management Committee, as the case may be, entitled to vote thereon were present and voted, or; and provided further that each Member and Manager, as the case may be, shall receive notice of such consent from the Management Committee prior to the execution of such consent. All such consents shall be delivered to the principal office of the Company, or a Manager, employee or agent of the Company having custody of the records of the Company. Delivery made to the principal office of the Company or Manager, employee or agent shall be by hand or by certified or registered mail, return receipt requested.

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(b)          Prompt notice of the taking of the action without a meeting by less than unanimous written consent of all Members shall be given to those Members who have not consented in writing, but would have been entitled to vote thereon had such action been taken at a meeting.

4.10       Confidentiality.

(a)          Each Member and Manager agrees not to disclose or permit the disclosure of and shall keep confidential all information furnished to the Members and their Affiliates by or on behalf of the Company, including without limitation all information relating to the Company’s products, customers, suppliers, business, financial condition or operations (“Confidential Information”) provided, that disclosure may be made (i) to any person who is a Member, or a member, manager, officer, director or employee of such Member or counsel to, accountants of, investment bankers for or consultants to, such Member or the Company solely for its, his or her use with respect to and in connection with such Member’s Membership Interest and on a need-to-know basis, and who shall be advised of and agree to preserve the confidential nature of such information, (ii) with the prior consent of the Management Committee, or (iii) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official or in order to comply with any law, rule or regulation.

(b)          In the event that a Member, or any member, manager, officer, director or employee of such Member or any of its counsel, accountants, investment bankers or consultants, shall receive a request to disclose any of the terms of this Agreement or any other Confidential Information under a subpoena or order, such Member shall promptly notify and consult with the Management Committee on the advisability of taking steps to resist or narrow such request and, if disclosure is required or deemed advisable, cooperate with the Management Committee in any attempt they may make to obtain an order or other assurance that confidential treatment will be accorded those terms of this Agreement or such other Confidential Information that are required to be disclosed.

(c)          Notwithstanding the foregoing, information shall not constitute Confidential Information, to the extent it (i) is or becomes generally available to the public other than as a result of a disclosure by a Member or its Affiliates in contravention of this Agreement, (ii) was already in the possession of the Member or its Affiliates on a non-confidential basis prior to its disclosure to the Member or its Affiliates by or on behalf of the Company; or (iii) is or becomes available to the Member or its Affiliates on a non-confidential basis from a source other than the Company or another Member of the Company or such other Member’s Affiliates.

(d)          In the event of a breach or threatened breach by any Member of the covenants contained in this Section 4.10, the Management Committee, acting on behalf of the Company, shall be entitled (i) to obtain an injunction or other equitable relief to restrain or enjoin such breach or threatened breach, without any requirement to post a bond, and (ii) to recover the Company’s legal fees incurred as a result of the breach or threatened breach.

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4.11       Dealing with Members. The fact that a Member, an Affiliate of a Member, or any member, manager, officer, director, employee, partner, consultant or agent of a Member or an Affiliate of a Member, is directly or indirectly interested in or connected with any Person employed by the Company to render or perform a service, or from or to whom the Company may buy or sell any property or have other business dealings, shall not prohibit the Company from employing such Person or from dealing with him or her on customary terms, and at rates of compensation, no less favorable to the Company than it would obtain in an arms’ length transaction between or among unrelated parties, as determined in the sole discretion of the Management Committee, and neither the Company nor any of the Members shall have any rights in or to any income or profits derived therefrom by such interested Person.

(a)          Notwithstanding any duty otherwise existing or anything to the contrary law (whether common or statutory), in equity or otherwise, to the fullest extent permitted by law (including Section 18-110 of the Act), the only duties of an Indemnitee to the Company or to any other Indemnitee hereunder or under law (whether common or statutory), in equity or otherwise are limited solely to performing those contractual duties explicitly set forth herein, in such manner and under such standards as expressly set forth herein, and the Indemnitees shall have no additional or other duties (including fiduciary duties) to the Company or the other lndemnitees hereunder or under law (whether common or statutory), in equity or otherwise, any such additional or other duties (including fiduciary duties) being hereby eliminated; provided, however, that nothing in this Agreement shall be construed as eliminating the implied contractual covenant of good faith and fair dealing.

(b)          To the extent that, law (whether common or statutory) or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating to the Company, other Indemnitees, as the case may be, acting under this Agreement, shall, to the fullest extent permitted by law, not be liable to the Company, to any other Indemnitee for its good faith reliance on the provisions of this Agreement.

(c)          The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of an Indemnitee otherwise existing law (whether common or statutory) or in equity or otherwise, are agreed by the Members to replace (or eliminate, as the case may be) such other duties (including fiduciary duties) and liabilities of the Indemnitees, as the case may be, to the fullest extent permitted by law (including Section 18-1101 of the Act); provided, however, that nothing in this Agreement shall be construed as eliminating the implied contractual covenant of good faith and fair dealing.

(d)          To the fullest extent permitted by applicable law, and notwithstanding any other provision of this Agreement or in any agreement contemplated herein, or law (whether common or statutory) or equity or otherwise, whenever in this Agreement a Person is permitted or required to make a decision in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Person shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, provided that nothing in this Section 4.11 shall be construed as eliminating the implied contractual covenant of good faith and fair dealing.

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(e)          The foregoing provisions of this Section 4.11 shall (a) survive any termination of this Agreement and (b) be contract rights, and no amendment, modification, supplement, restatement or repeal of this Section 4.11 shall have the effect of limiting or denying any such rights with respect to Liabilities prior to any such amendment, modification, supplementation or repeal.

4.12       Royalties. The Company and BioLife have entered into a Services Agreement, dated the date hereof, relating to the performance by BioLife of services for the Company, on the terms and conditions set forth in the Services Agreement. The Company shall pay Royalties to BioLife as and when provided in the Services Agreement.

ARTICLE V
OFFICERS

5.1         Officers. The Management Committee shall, at their sole discretion, appoint and designate a President and such other persons as they deem fit to serve as officers (each, an “Officer”) of the Company, with such duties and obligations as may be delegated to such persons by the vote of a majority in number of the Management Committee, in their sole discretion, and subject to, at all times, the Management Committee’s control and supervision. Initially, the President shall be Bruce McCormick. Subject to the direction and oversight of the Management Committee, the President shall be responsible for the day-to-day operation and management of the business and affairs of the Company. The Management Committee shall have the power to remove or replace any Officer and to appoint new and/or additional Officers.

5.2         Indemnification and Exculpation of Officers

(a)          The Company shall indemnify, defend and hold each Officer harmless from any liability, loss, cost or expense (including, without limitation, judgment, fines, amounts paid in settlement, attorneys’ fees and expenses actually and necessarily incurred) arising out of any action or proceeding arising out of any act taken in the capacity of an Officer or any failure to take action in such capacity in connection with activities of the Company; provided, however, that no indemnification may be made to or on behalf of any Officer if a judgment or other final adjudication adverse to the Officer establishes (i) that the acts in question were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) that the Officer personally gained in fact a financial profit or other advantage to which the Officer was not legally entitled. The Company shall advance to each Officer any expenses incurred by the Officer in the defense of any action or proceeding arising out of any act taken in the capacity of an Officer or any failure to take action in such capacity in connection with activities of the Company upon the written undertaking of the Officer to reimburse the Company therefor in the event that such Officer is ultimately found not to be entitled to indemnification as a result of the proviso set forth above.

(b)          An Officer shall not be liable to the Company, any Manager and/or any Member for any damages suffered by the Company or any Member or Manager as a result of any breach of duty by any Officer in the capacity of an Officer, except to the extent that a judgment or other final adjudication adverse to the Officer establishes that the acts or omissions of the Officer were in bad faith or involved intentional misconduct or a knowing violation of law or that the Officer personally gained in fact a financial profit or other advantage to which the Officer was not legally entitled or that with respect to a Distribution the subject of subsection (a) of Section 18-607 of the Act, the acts of the Officer were not performed in accordance with Section 18-607 of the Act.

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ARTICLE VI
INTELLECTUAL PROPERTY

6.1         Initial Assignments of Intellectual Property.

(a)          Assignment by Savsu. The parties confirm that Savsu has assigned to the Company all of its right, title and interest to and to the Savsu Patents and all intellectual property rights contained therein and appurtenant thereto.

(b)          Assignment by BioLife. The parties confirm that BioLife has assigned to the Company all of its right, title and interest to and to the BioLife Copyrights and all intellectual property rights contained therein and appurtenant thereto.

(c)          Disclosure of Future Inventions. Each Member shall promptly communicate and disclose to the Company Inventions all original works of authorship, software applications, computer code, inventions, ideas, discoveries, improvements, modifications, writings, artistic or creative material, and other intellectual property in any form whatsoever (whether or not patented and/or copyrighted), conceived, developed, or made by the Member and/or its employees and/or agents whether solely or jointly with others and whether or not patentable or copyrightable, (a) which relate to the Business, or (b) which result from or are suggested by any work performed by the Member in connection with the Business.

(d)          Property. All materials, records, and documents (in any form) made by each Member or coming into his possession concerning the Business of the Company will be the sole property of the Company. Each Member shall promptly deliver the original and all copies (whether physical or electronic) thereto to the Company. Each Member agrees to render to the Company reports of the activities undertaken by the Member or conducted under the Member’s direction pursuant to this provision, as the Company may request from time to time.

(e)          Assignment. Each Member hereby assigns to the Company all of his rights in the Inventions conceived, developed, or made by the Member in connection with and/or relating to the Business of the Company whether solely or jointly with others, while he is a Member. Each Member agrees to assist and cooperate with the Company at the Company’s sole expense, in filing patent and/or copyright applications on, and obtaining for the Company’s benefit, patents and/or copyright applications, and all patents and/or copyrights which may issue thereon. The Inventions are, shall be, and shall remain the sole and exclusive property of the Company.

(f)          Original Works. Any copyrightable work (including, but not limited to, software code and applications), whether published or unpublished, created by a Member in connection with or during the performance of his duties or services as a Member, employee, consultant or in any other capacity for the Company shall be considered a work made for hire to the fullest extent permitted by law, and all right, title and interest therein, including the worldwide copyrights, shall be the sole and exclusive property of the Company as the employer and party specially commissioning such work. In the event that any such copyrightable work or portion thereof shall not be legally qualified as a work made for hire, or shall subsequently be so held, each Member agrees to properly convey to the Company the entire right, title and interest in and to such work or portion thereof, including but not limited to the worldwide copyrights, extensions of such copyrights, and renewal copyrights therein, and further including all rights to reproduce the copyrighted work, to prepare derivative works based on the copyrighted work, to distribute copies of the copyrighted work, to display the copyrighted work, and to register the claim of copyright therein and to execute any and all documents with respect hereto.

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ARTICLE VII
TRANSFERS OF MEMBERSHIP INTERESTS

7.1         Restriction on Transfer. Except as expressly permitted by this Article VII, a Member may not Transfer all or any portion of a Membership Interest, nor enter into any agreement as a result of which any other person shall become interested in the Company, including any purported assignment of the economic rights only, without the prior written consent of the Management Committee in its sole discretion. For the purposes of this Article VII, a Transfer shall include and encompass (i) a voluntary action of a Member, (ii) a Transfer of an existing equity interest in a Member or the issuance of a new equity interest in a Member or some combination of both the effect of which is to change the Person or Persons who have management control of the Member at the time of the execution of this Agreement, or (iii) any involuntary Transfer, as described in Section 7.2, which may occur with respect to such equity interest.

7.2         Involuntary Transfer. In the event of the death, incapacity, Bankruptcy Event or other event which results in an involuntary Transfer of a Member’s Membership Interest (including, without limitation, a transfer by way of attachment, levy, foreclosure, sheriffs’ or other judicial sale, or pursuant to a divorce decree), then such Membership Interest shall be deemed to have been offered, in full, for sale (a “Deemed Sale”) to the other Members immediately prior to such event pursuant to the provisions of this Article VII. Each Member has the right to purchase, in full, its, his or her pro rata share of the Membership Interest offered in a Deemed Sale for a purchase price, in the case of an involuntary Transfer equal to (a) the FMV, multiplied by (b) such Membership Interest, expressed as a percentage. The closing of a Deemed Sale shall occur no later than thirty (30) days after the date of the event resulting in an involuntary Transfer of a Member’s Membership Interest. The Member or his or her estate or legal representatives, if any, shall be entitled to payments in respect of the FMV of such Membership Interest in equal monthly installments over a thirty six (36) month period, bearing interest at the short-term monthly Applicable Federal Rate as of the date of closing.

7.3         Drag Along Rights. Subject to Section 7.1, if one or more Members (the “Selling Member(s)”) collectively seek to Transfer not less than a Supermajority of the Membership Interests (the “Supermajority Interest”) to a purchaser who is not a Member or an Affiliate of a Member (a “Majority Purchaser”), the Selling Member(s), after obtaining the prior written consent of the Management Committee, may, by giving twenty (20) days written notice to the remaining Members (the “Non-Selling Member(s)”), demand that the Non-Selling Member(s) Transfer a pro rata portion of the Membership Interests which they own to the Majority Purchaser upon Transfer of the Interest to such Majority Purchaser (the “Drag-Along Option”). If the Selling Member(s) exercises its Drag-Along Option, the Non-Selling Member(s) shall be required to Transfer their Membership Interest to the Majority Purchaser at the same price and on the same terms and conditions under which the Selling Member(s) shall Transfer the Supermajority Interest to the Majority Purchaser; provided, however, that no Member shall be required to assume any liability or obligation in connection with such sale without its written consent except with respect to customary representations as to such Member’s title to the Membership Interest being transferred and the due authority and authorization, if necessary, to Transfer such Membership Interest. Each of the Non-Selling Member(s) shall, at the request of the Selling Member(s), become a party to the purchase agreement or other agreement for the sale of the Supermajority Interest, and, shall, among other things, join in any other representations and warranties made therein.

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7.4         Tag Along Rights. Subject to Section 7.1, if any Member receives a written offer (the “Offer”) from a Person who is not a Member or an Affiliate of a Member, for the Transfer of any or all of his or her Membership Interests without exercising the Drag-Along Option, if applicable, such Member, after obtaining the prior written consent of the Management Committee, shall promptly forward a copy of such Offer to the other Member(s), together with a notice from such Member that Member desires to sell such Membership Interests. Such notice shall specify the number of Membership Interests which such Member desires to sell, the percentage that such Membership Interests represent of the total percentage of Membership Interests owned by the Selling Member, the identity of the proposed purchaser of the Membership Interests, and all of the material terms of the Offer, the Non-Selling Member(s) may, by [ten (10)] days written notice to such Member, demand that the Selling Member(s) include in such Transfer, such Non-Selling Member(s) entire Membership Interest, if Transferring its entire Membership Interest, or a pro rata portion of the Non-Selling Member(s)’ Membership Interest in the event the Selling Members are Transferring less than all of its Membership Interest to the Purchaser (the “Tag-Along Option”). If the Non-Selling Member(s) exercise their Tag-Along Option, the Non-Selling Member(s) shall be required to so transfer their Membership Interests to the purchaser at the same price and on the same terms and conditions under which such selling Member(s) shall transfer the Membership Interest to the purchaser; provided, however, that no Member shall be required to assume any liability or obligation in connection with such sale without its consent except with respect to customary representations as to such Member’s title to the Membership Interest being transferred and the due authority and authorization, if necessary, to transfer such Member’s Membership Interest. Each of the Non-Selling Member(s) that exercise the Tag-Along Option shall, at the request of such Selling Member, become a party to the purchase or other agreement for the sale of the Membership Interests, and shall, among other things, join in any other representations and warranties made therein. No Transfers to the purchaser shall be made pursuant to this Section 7.4 unless the purchaser accepts the Transfer of and agrees to purchase all of such Selling Member(s)’ and Non-Selling Member(s)’ Membership Interest being Transferred pursuant to this Section 7.4.

7.5         Relationship of Assignees and Substituted Members.

(a)          No Assignee shall have the right to participate in the Company, inspect the books of account of the Company or exercise any other rights of a Member until admitted as a Substituted Member. An Assignee shall be entitled to share in the Profits and Losses of the Company and receive Distributions from the Company; provided, however, that no assignment shall be binding on the Company until written notice thereof is received by the Company. An Assignee may become a Substituted Member only upon the terms and conditions set forth in Section 7.5(b).

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(b)          In order to become a Substituted Member, an Assignee of a Membership Interest must first obtain the prior unanimous consent of the Management Committee. The admission of a Substituted Member shall be conditioned upon the Substituted Member’s written acceptance and adoption of all of the terms and provisions of this Agreement. Any Substituted Member shall remain liable for the obligations of the assignor of its Membership Interest to make the Capital Contributions required of such assignor pursuant to this Agreement.

ARTICLE VIII
PROFITS, LOSSES AND DISTRIBUTIONS

8.1         Distributions from Operations. Provided the Distribution is not in connection with a Liquidity Event or the complete liquidation of the Company or the complete liquidation of a Member’s Membership Interest in the Company, all Distributions of Available Cash from Operations shall be made at such times and in such amounts as the Management Committee shall in its sole discretion determine; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, if at the end of any annual fiscal period in which the Company’s gross income for such period exceeds its gross costs and expenses for the same period, then the Management Committee shall make aggregate distributions to the Members in such amounts and at such times as the Management Committee in its sole discretion shall determine (but in no event less frequently than once each fiscal year, on or before the sixtieth (60th) day following the end of each such fiscal year). Distributions of Cash from Operations, when made, shall be Distributed in the following order of priority:

(a)          First, all earned and unpaid Royalties shall be distributed to BioLife;

(b)          Second, to the Preferred Members until the aggregate Distributions pursuant to this subsection (b) and Section 8.2(c) shall equal the Preferred Capital;

(c)          Thereafter, to the Members, pro rata in proportion to their respective Profits Percentages.

8.2         Distribution of Proceeds from Liquidity Event or Liquidation. The net proceeds to the Company resulting from a Liquidity Event, including the liquidation of any substantial portion of Company assets, shall be distributed and applied in the following order of priority:

(a)          First, to the payment of the debts and liabilities of the Company (including all expenses of the Company incident to any such liquidation of the Company or sale referred to immediately above), and to the setting up of any reserves which the Management Committee in its sole discretion deems reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Company;

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(b)          Second, to the payment of loans made by Members to the Company, in accordance with the terms agreed among them and otherwise on a pro rata basis, either by the payment thereof or the making of reasonable provision therefor;

(c)          Third, to the Preferred Members until the aggregate Distributions pursuant to Section 8.1(b) and this subsection (c) shall equal their Preferred Capital;

(d)          Thereafter, after taking into account subsections (a), (b) and (c), the sum of the remaining balance of net proceeds resulting from the Liquidity Event plus the Distributed Royalties (“Adjusted Net Proceeds”) (i) to Savsu in the amount of its Capital Percentage multiplied by the Adjusted Net Proceeds (“Savsu Liquidation Amount”) and (ii) to Biolife in the amount of its Capital Percentage multiplied by the Adjusted Net Proceeds, decreased by the Distributed Royalties (“Biolife Liquidation Amount”).

In the event that any Available Cash is held in reserve or escrow, when such amounts become distributable they shall be Distributed to the Members pro rata in proportion to their respective Capital Percentages. In the event that the Liquidity Event is a sale of Membership Interests, the contract of sale or purchase and sale agreement shall allocate the proceeds of such sale in a manner consistent with the above provisions.

8.3         Allocations of Profits and Losses. Net Income (or loss) of the Company and all items of which it consists shall be determined for all purposes, separately and not cumulatively for each year, in accordance with the accounting methods used in preparing the Company’s Federal Income Tax returns.

(a)          Profits from Operations. Profits from Operations of the Company for each taxable year shall be allocated among the Members in the following order of priority:

(i)          First, to Biolife up to the amount of the Distribution of Royalties during such current taxable year as described in Section 8.1(a); and

(ii)         Thereafter, among the Members, pro rata in proportion to their relative Profits Percentages.

(b)          Losses from Operations. Profits from Operations of the Company for each taxable year shall be allocated among the Members, pro rata in proportion to their relative Profits Percentages in the following order of priority:

(i)          First, after taking into account the Distributions pursuant to Sections 8.1(b) and 8.2(c), to the Preferred Members until each such Member’s Preferred Basis shall have been reduced to zero;

(ii)         Thereafter, among the Members pro rata in proportion to their relative Profits Percentages.

(c)          Profits from a Liquidation Event. Profits from a Liquidation Event shall be allocated among the Members in the following order of priority:

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(i)          First, to each Preferred Member in an amount equal to the difference between its Undistributed Preferred Capital and its Preferred Basis;

(ii)         Second, to Savsu until its Adjusted Capital Account shall equal the Savsu Liquidation Amount (defined below); and

(iii)        Thereafter, among the Members pro rata in proportion to their Capital Percentages.

(d)          Losses from a Liquidation Event. Losses from a Liquidation Event shall be allocated among the Members in the following order of priority:

(i)          First, to Biolife until its Adjusted Capital Account shall equal the Biolife Liquidation Amount (defined below); and

(ii)         Thereafter, among the Members pro rata in proportion to their Capital Percentages.

(e)          If the allocations set forth in subsections (c)(i) and (d)(i) above are insufficient to bring the Members’ Adjusted Capital Accounts to the Savsu or Biolife Liquidation Amounts, as applicable, the Company shall make such special allocations or reallocate Profits or Losses, as appropriate, in a manner consistent with Section 8.7(d), in order to meet the aforementioned targets.

8.4         Proration of Allocations. If there is a transfer of a Membership Interest, a daily net allocation of the items or amounts allocated pursuant to this Article VIII shall be computed by dividing the items or amounts for the period by the number of days in the period. The result obtained shall be applied to the former Member and the present Member in proportion to the number of days each of them was a Member in the Company for such fiscal year; provided, however, any item or amount arising from the acquisition or disposition of Company assets shall be taken into account as of the date thereof.

8.5         Tax Distributions. On or prior to April 1 of each Fiscal Year, the Management Committee shall use its best efforts to cause cash Distributions to be made to the Members in an amount, when added to other cash Distributions received by the Members during the previous Fiscal Year as a result of the Members’ ownership of their Membership Interests, enables each Member (and, if such Member is a pass-through entity for federal income tax purposes, the members thereof) to pay timely federal, state and local taxes attributable to items of Profits, Losses, deductions and credits from the Company. In making such distributions, the tax rate paid by the Members will be determined to be the highest marginal Federal and State individual tax rates. For the avoidance of doubt, Tax Distributions as set forth herein, shall be treated as advances in respect of such Member’s entitled to Distributions under the provisions above.

8.6         Alternative Minimum Tax. All Company items of income, gain, loss, deduction and credit shall be allocated for purposes of the alternative minimum tax in a manner that satisfies the requirements of Section 1.704-1(b) of the Treasury Regulations and that results in each Member being allocated during the term of the Company an amount of alternative minimum taxable income with respect to the Company during such term equal to the amount of regular tax income allocated to such Member during such term.

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8.7         Regulatory and Special Allocations. Prior to making any allocations under Section 8.3 hereof, the following allocations shall be effected in the order or priority in which they are listed:

(a)          Minimum Gain Chargeback. This Agreement incorporates by reference the “Minimum Gain Chargeback Requirement” of Section 1.704-2(f) of the Treasury Regulations and the “Partner Nonrecourse Debt Minimum Gain Chargeback” rules of Section 1.704-2(I) of the Treasury Regulations.

(b)          Qualified Income Offset.         If a Member unexpectedly receives any adjustment, allocation or distribution described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided, that an allocation pursuant to this Section 8.7 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 8.3 and this Section 8.7 hereof tentatively have been made as if this Section 8.7(b) were not in this Agreement.

(c)          Special Allocations. The following special allocations shall be made with respect to the taxable year of the Company for 2016 only:

(i)          100% of the income from discharge of indebtedness, if any, resulting from the contribution of the Company’s indebtedness to Biolife by Biolife to the capital of the Company in exchange for additional equity shall be specially allocated to Biolife; and

(ii)         100% of Losses of the Company for 2016 shall be allocated first to Biolife until the percentage produced by dividing its Adjusted Capital Account by the Members’ aggregate Adjusted Capital Accounts shall be equal to Biolife’s Capital Percentage.

(d)          Curative Allocations. Subject to the provisions of Sections 8.7(a) and 8.7(b) above, if any allocation is made pursuant to one or more of Sections 8.7(a) or 8.7(b), then items of income and gain (including gross income, if necessary) and deduction and loss shall be allocated among the Members as soon as possible to restore the Capital Accounts to the balances that would have existed if such allocations pursuant to Sections 8.7(a) and 8.7(b) had not occurred so as to preserve the intended economic arrangement among the Members as otherwise expressed herein.

(e)          Limitation on Losses. Notwithstanding anything else contained in this Agreement, Losses allocated to any Member pursuant to Section 8.3 of this Agreement shall not exceed the maximum amount of Losses that may be allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of the Fiscal Year for which the allocation is made.

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8.8         Contributed Business Property. Notwithstanding any provision to the contrary in this Agreement, income, gain, loss, and deduction with respect to property contributed to the Company by a Member shall be shared among the Members so as to take account of the variation between the basis of the property to the Company and its FMV at the time of contribution in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, or any successor provisions thereto. Prior to a subsequent round of equity funding, or to any other event enumerated in Treas. Reg. § 1.704-1(b)(2)(iv)(f), the Company shall revalue its assets pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(f) and allocate such unrealized Profits and Losses of the Company pursuant to Sections 8.3(c) and (d) as if there were a Liquidation Event. For purposes of Treas. Reg. § 1.704-3, the Management Committee shall consult with the Company’s accountants and use such method of allocations which allocates tax losses equal to “book” Losses, to the maximum extent possible, with respect to the Preferred Members and Members admitted in subsequent rounds of financing.

8.9         Required Amendment. The allocations set forth herein shall be amended as may be required from time to time as may be necessary to comply with the Code and the Treasury Regulations as the same shall be amended after the Effective Date.

ARTICLE IX
DISSOLUTION AND LIQUIDATION

9.1         Dissolution.

(a)          The withdrawal, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the dissolution of the Company or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

(b)          Upon the dissolution of the Company in accordance with this Article IX, the Management Committee or, in the event there is then no Manager, a liquidating agent selected by a Supermajority of the Members, shall proceed to the orderly liquidation of the Company. Such persons winding up the Company’s affairs may, in the name of and for and on behalf of the Company, prosecute and defend suits, whether civil, criminal or administrative, settle and close the Company’s business, dispose of and convey the Company’s property, discharge the Company’s liabilities and distribute to the Members any remaining assets of the Company in accordance with Section 8.2.

9.2         Distributions in Kind. In the event of a liquidation and dissolution of the Company, in which the assets of the Company are distributed to the Members, the intellectual property of the Company including the IP contributed by Savsu shall be Distributed to Savsu as part of its liquidation. The value of such intellectual property so distributed shall be accounted for as part of Savsu’s Distribution and shall not be construed as a right to an additional Distribution.

9.3         Sale of Assets of the Company.

(a)          As expeditiously as possible, the Management Committee, or any such trustee or liquidator, shall pay all Company liabilities, establish the reserves and make the distributions provided for in Section 8.2. Except as otherwise provided in Section 9.2, no Member shall have the right to demand or receive property other than cash upon liquidation, and the Management Committee, or any such trustee or liquidator, shall, in any event, have the power to sell Company assets for cash as necessary to provide for the payment of all Company liabilities and the establishment of reserves.

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(b)          In connection with the sale by the Company and reduction to cash of its assets, although the Company has no obligation to offer to sell any property to the Members, any Member or any Affiliate of any Member may bid on and purchase any assets of the Company. If the Management Committee, or any such trustee or liquidator, determines that an immediate sale of part or all of the Company assets would cause undue loss to the Members, the Management Committee, or any such trustee or liquidator, may defer liquidation of and withhold from distribution for a reasonable time any assets of the Company (except those necessary to satisfy the Company’s current obligations).

9.4         Orderly Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant upon liquidation.

9.5         Statements on Liquidation. On liquidation, each of the Members shall be furnished promptly with a statement which shall set forth the assets and liabilities of the Company as at the date of liquidation, and each Member’s share thereof and a final Federal Partnership Tax Return. Within ninety (90) days following the date of dissolution, the Management Committee, or liquidating agent if there be one, shall execute and cause to be filed Articles of Dissolution of the Company.

ARTICLE X
NO REQUIREMENT TO RESTORE
DEFICIT IN CAPITAL ACCOUNT

10.1       No Requirement to Restore Deficit in Capital Account. Nothing contained in this Agreement shall be construed to require any Member to restore any deficit in a Capital Account by making any Capital Contributions to the Company.

10.2       Provisions of Agreement Not For Benefit of Any Creditor. None of the provisions of this Agreement shall be construed as existing for the benefit of any creditor of any of the Members or of the Company, nor shall any such provision be enforceable by any party not a signatory to this Agreement.

ARTICLE XI
BOOKS, RECORDS AND EXPENSES

11.1       Books of Account. At all times during the continuance of the Company, the Management Committee shall keep or cause to be kept true and complete books of account in which shall be entered fully and accurately each transaction of the Company. Such books shall be kept on the basis of the Fiscal Year in accordance with the GAAP method of accounting, and shall reflect all Company transactions, to the extent practicable, in accordance with sound accounting practices.

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11.2         Availability of Books of Account. All of the books of account referred to in Section 11.1, together with an executed copy of this Agreement and the Certificate of Formation, and any amendments thereto, shall at all times be maintained by the Company, and shall be open to the inspection and examination of the Members or their agents, as provided in Section 4.5.

11.3         Accounting Expenses. All out-of-pocket expenses payable to Persons who are not an Affiliate of any Member in connection with the keeping of the books and records of the Company and the preparation of audited or unaudited financial statements and federal and local tax and information returns required to implement the provisions of this Agreement or required by any Governmental Authority with jurisdiction over the Company shall be borne by the Company as an ordinary expense of its business.

11.4         Bank Account. The Company shall maintain its bank deposits in segregated accounts held for the Company’s business. All funds of the Company shall be promptly deposited in the appropriate segregated account.

11.5         Fidelity Bonds and Insurance. The Company may obtain fidelity bonds with reputable surety companies, covering all persons having access to the Company’s funds, indemnifying the Company against loss resulting from fraud, theft and dishonest and other wrongful acts of such persons.

ARTICLE XII
AMENDMENTS

12.1         Amendments. Amendments may be made to this Agreement from time to time by the unanimous vote of the Members and the Management Committee. In making any amendments, there shall be prepared and filed for recordation by the Management Committee such documents and certificates as shall be required to be prepared and filed.

ARTICLE XIII
GENERAL PROVISIONS

13.1         Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the Management Committee, may be necessary or advisable to carry out the intent and purpose of this Agreement.

13.2         Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand, by facsimile or electronic transmission with delivery of an original thereafter by any other method provided by this Section, or by a recognized international overnight courier service providing confirmation of delivery for next Business day delivery, or depositing the same in the United States mail, first class postage prepaid, or certified or registered mail, return receipt requested, addressed as follows:

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(a)          To the Company, at 160 Sweet Hollow Road, Old Bethpage, New York 11804, attention: Bruce McCormick, President, or at such other address as may be designated by the Management Committee upon written notice to all of the Members; and

(b)          To the Members at their respective addresses set forth in the Company’s books and records. Each Member shall have the right to designate another address or change in address by written notice to the Company in the manner prescribed herein.

All notices given pursuant to this Section 13.2 shall be deemed received (i) when actually received if hand delivered and (ii) on the Business Day of receipt if sent by any other method contemplated by this Section 13.2.

13.3       Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement.

13.4       Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

13.5       Partition. The Members agree that no Member nor any successor in interest to any Member shall have the right, while this Agreement remains in effect, to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Member, on behalf of itself, its successors, heirs and assigns, waives any such right.

13.6       Invalidity. Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

13.7       Successors and Assigns. This Agreement shall be binding upon the parties and their respective successors, executors, administrators, heirs and permitted legal assigns and shall inure to the benefit of the parties and, except as otherwise provided herein, their respective successors, executors, administrators, legal, heirs and permitted legal assigns. No Person other than the parties hereto and their respective successors, executors, administrators, heirs and permitted legal assigns, shall have any rights or claims under this Agreement.

13.8       Power of Attorney.

(a)          Each Member does irrevocably constitute and appoint the Management Committee, with full power of substitution, as its true and lawful attorney, in its name, place and stead, to execute, acknowledge, swear to, deliver, record and file, as appropriate and in accordance with this Agreement: (i) the original Certificate of Formation and all amendments to the Certificate of Formation required or permitted by law or the provisions of this Agreement, (ii) all certificates and other instruments requiring execution by the Members or any of them and deemed necessary or advisable by the Management Committee to qualify or continue the Company as a limited liability company in the jurisdictions where the Company may be conducting its operations, (iii) all instruments, agreements or documents that the Members so direct and (iv) all conveyances and other instruments deemed necessary or advisable by the Management Committee to effect the dissolution and termination of the Company in accordance with this Agreement. Nothing contained in this Section 13.8 shall empower the Management Committee to take any action requiring the consent of the Members unless such consent is first obtained.

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(b)          The powers of attorney granted pursuant to this Section 13.8 are coupled with an interest and shall be irrevocable and survive and not be affected by the subsequent death, incapacity, disability, Bankruptcy Event or dissolution of the grantor; may be exercised by the Management Committee either by signing separately as attorney-in-fact for each Member or by the Management Committee as attorneys-in-fact for all of them, as shall be applicable; and shall survive the delivery of an assignment by a Member of the whole or any fraction of its Membership Interest, except that, where the whole of such Member’s Membership Interest has been assigned or diluted in accordance with this Agreement, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the Management Committee to execute, acknowledge, swear to, deliver, record and file any instrument necessary or appropriate to effect such substitution. In the event of any conflict between this Agreement and any document, instrument, conveyance or certificate executed or filed by the Management Committee pursuant to such power of attorney, this Agreement shall control.

13.9       Governing Law. This Agreement shall be construed in accordance in all respects with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

13.10     Jurisdiction. Any matter arising out of or relating to this Agreement, or the making, performance or interpretation hereof, shall be submitted to the exclusive jurisdiction of the federal and state courts sitting in the County of Nassau, State of New York. The parties irrevocably submit to such jurisdiction, agree not to assert any claim or defense that is not personally subject to the jurisdiction of such courts or that such forum is not convenient or the venue thereof is improper, and consent to service of process in any action or proceeding by written notice, delivered in the manner provided for in Section 13.2.

13.11     Entire Agreement. This Agreement, together with all Exhibits, Schedules, and Annexes hereto, supersedes all prior agreements among the parties with respect to the subject matter hereof, including without limitation the LLC Agreement, which is hereby amended and restated. This Agreement contains the entire agreement among the parties with respect to such subject matter. This instrument may not be amended, supplemented or discharged, and no provisions hereof may be modified or waived, except expressly by an instrument in writing signed by the Management Committee and each Member. No waiver of any provision hereof by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party. No amendment, modification, supplement, discharge or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement.

13.12     Legal Fees. Each party shall bear its own legal expenses in connection with the negotiation, execution and delivery of this Agreement and any documents related thereto.

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13.13      No Third Party Beneficiaries. None of the provisions of this Agreement shall be construed as existing for the benefit of any party, including any creditor of the Company or any of the Members, not a signatory to this Agreement, nor shall any such provision be enforceable by any such party.

13.14      Counterparts. This Agreement may be executed in two or more counterparts, and by original, facsimile or PDF (portable document format) signatures, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

13.15      WAIVER OF JURY TRIAL EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT.

13.16      This Agreement is and shall be effective on and as of the Effective Date.

[signature page immediately follows]

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IN WITNESS WHEREOF, each of the Company, the Members and the Managers has executed this Agreement as of the Effective Date.

COMPANY:

BIOLOGISTEX CCM, LLC

By:
Name:
Title:

MEMBERS:

BIOLIFE SOLUTIONS, INC.

By:
Name:
Title:

SAVSU TECHNOLOGIES, LLC

By:
Name: Dana E. Barnard
Title: Manager

MANAGERS:

DANA BARNARD

MICHAEL RICE

BRUCE McCORMICK

[Signature page to Amended and Restated Operating Agreement – biologistex CCM, LLC]

SCHEDULE A

MEMBERS and CAPITAL CONTRIBUTIONS

(as of the Effective Date)

NAME of Member	capital contributions
BIOLIFE SOLUTIONS, INC.	$
SAVSU TECHNOLOGIES, LLC	$
Total	$

The Profits Percentages and the Capital Percentages of the Members are set forth in Section 1.1 of the Agreement.

SCHEDULE B

LIST OF THE BIOLIFE COPYRIGHTS

The BioLife Copyrights are as follows:

[SPECIFY THE CLOUD-BASED SOFTWARE APPLICATIONS AND WEB PLATFORMS OWNED BY BIOLIFE]

SCHEDULE C

LIST OF THE SAVSU PATENTS

The Savsu Patents are as follows:

[LIST THE PATENT REGISTRATIONS AND ANY PATENTS PENDING OWNED BY SAVSU]